Exhibit 5.1

September 26, 2003

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Ladies and Gentlemen:

     We are acting as counsel to CIENA Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (Registration No. 333-108476) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 2,345,431 shares of the Company’s common stock, par value $0.01 per share, 2,343,015 of which (the “Shares”) were issued in connection with the merger of CIENA Holdings, Inc. (“Holdings”) with and into AKARA Corporation (“AKARA”) pursuant to which AKARA became a wholly-owned subsidiary of the Company (the “Merger”), 2,416 of which (the “Warrant Shares”) are to be issued upon exercise of a Series B Preferred Stock Warrant of AKARA (Warrant No. PB-1) (the “Warrant”) that was assumed by CIENA in the Merger, and all of which are to be sold by the selling stockholders identified in the prospectus which forms a part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

CIENA Corporation
September 26, 2003

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on September 25, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Executed Copy of the Agreement and Plan of Merger between the Company, Holdings and AKARA dated as of August 20, 2003 (the “Merger Agreement”).

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on July 31, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the Merger, Merger Agreement, issuance and sale of the Shares and Warrant Shares and arrangements in connection therewith.

6.	The Certificate of Merger for the Merger, as certified by the Secretary of State of the State of Delaware on August 29, 2003, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Copy of the Warrant.

8.	A certificate of the Secretary of the Company dated the date hereof, as to certain facts relating to the Company.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

CIENA Corporation
September 26, 2003

     Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable and that the Warrant Shares, when issued in accordance with the Warrant, will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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